EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”) is entered into as of March 30, 2026 (the “Effective Date”), by and between Rocket Lab Limited (the “Company”) and Sir Peter Beck (“Executive”).
RECITALS
WHEREAS, the Company and Executive are party to that certain Amended and Restated Employment Agreement dated December 3, 2024 (the “Employment Agreement”); and
WHEREAS, Executive has requested, and the Company has agreed to, a reduction in Executive’s base salary to the minimum wage entitlement under New Zealand law, effective as of April 1, 2026 (the “Salary Reduction”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Base Salary Reduction. Notwithstanding anything to the contrary in the Employment Agreement, effective as of April 1, 2026, clause 4(a) of the Employment Agreement is varied so that the Executive’s base salary shall be NZD 52,929.50 per year, the minimum wage under New Zealand law. Clauses 5 to 7 of the employment agreement shall be deleted, and the Executive shall not be entitled to an annual bonus and/or shall not be entitled to participate in any equity scheme. A new clause 5 shall be included in the employment agreement as follows:
5KiwiSaver
(a)It is expressly agreed that the base salary in this Agreement is inclusive of any KiwiSaver employer contributions. As such, if you make any contributions to KiwiSaver now or any time in the future, you agree that the Salary will be inclusive of the KiwiSaver employer contributions (including any ESCT or any other applicable tax/levy), and that the amount of any KiwiSaver employer contributions will be diverted from your Salary.
Executive acknowledges and agrees that this Salary Reduction has been voluntarily requested by Executive and accepted by the Company.
2.Acknowledgment and Waiver. Executive acknowledges and agrees that none of the changes in this Amendment, including, but not limited to, the Salary Reduction constitute:
(a) a breach of the Employment Agreement; or (b) “Good Reason,” as defined under the Rocket Lab Executive Severance Plan, and hereby waives any claims to the contrary by execution of this Amendment. Executive agrees that he cannot resign for Good Reason because of any of the actions contemplated in this Amendment and agrees he will not do so.

3.Receipt of All Compensation. Executive acknowledges and agrees he has been paid all compensation due through the Effective Date.
4.Bonuses. Executive acknowledges and agrees that, effective as of the Effective Date, Executive has no expectation of, and shall not be entitled to, any annual bonus pursuant Section 5 of the Employment Agreement or any Target Annual Bonus amount notwithstanding any such annual bonuses that are paid to similarly situated senior executives of the Company or its parent company.
5.No Other Amendments. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.
6.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of New Zealand.
7.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
8.No Oral Modification. This Amendment may only be modified, in a writing signed by the Executive and a duly-authorized representative of the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date below. Signed by the Executive:
Signed: /s/ Peter Beck

Date: March 28, 2026
Name: Sir Peter Beck

Signed on behalf of the Company:

Signed: /s/ Arjun Kampani

Date: March 29, 2026
Title: SVP, General Counsel
Name: Arjun Kampani